Exhibit 99.1

Digital Angel Secures $2 Million in Financing

SO. ST. PAUL, MN – February 25, 2011 – Digital Angel (OTC BB: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that it has entered into a Securities Purchase Agreement with certain investors, including Hillair Capital Investments LLC, for the purchase of $2 million of senior secured debentures.  The closing of the sale of the debentures under the Securities Purchase Agreement is anticipated to occur on or about February 25, 2011, subject to customary closing conditions.

The debentures mature on July 1, 2012 and accrue interest at a rate of 16% per annum.  Principal payments are due on a quarterly basis beginning on October 1, 2011, with interest payments also due quarterly beginning on April 1, 2011.  In connection with the Securities Purchase Agreement, the Company issued warrants to purchase up to 8 million shares of its common stock.  Fifty percent of the warrants may be exercised at any time through the maturity date at an exercise price of $0.45 per share.  The remaining fifty percent of the warrants may be exercised at any time for a period of 5 years at an exercise price of $0.45 per share.

The funding will provide additional capacity and flexibility as the Company moves forward on the final steps of its restructuring.  Digital Angel has previously indicated that it will focus on Destron Fearing, its Animal Identification Business, in the future.  In order to complete the transition to a single, focused business, key contracts in its non-core businesses need to be completed and the businesses divested.  These activities are expected to be completed during 2011.

"This short term financing provides adequate capital while we continue to move closer to the final restructuring steps of Digital Angel,” said Joe Grillo, Chief Executive Officer of Digital Angel.  "We are entering the critical final phases of contractual obligations of our non-core businesses while continuing to have active discussions with several potential interested acquirers of those businesses. By all indications, we are moving towards a successful restructuring and timely repayment of this financing within 18 months at the outside.”

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM) acted as the exclusive placement agent for the transaction.

About Digital Angel
Digital Angel (OTC BB: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel's products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

Safe Harbor Statement
This press release contains certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the technology and impact of the new orders on the Company's financial results. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company's businesses is set forth in the Company's Form 10-K under the caption "Risk Factors" filed with the Securities and Exchange Commission ("SEC") on April 1, 2010, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contacts:
Todd Fromer / Rob Fink
212-896-1215 / 212-896-1236
digitalangel@kcsa.com